Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Ever-glory International Group, Inc

We hereby consent to use, in this annual report of Form 10-K, of our report dated March 10, 2008 with respect to our audit of accompanying consolidated balance sheet as of December 31, 2007, and the related consolidated statements of operations and other comprehensive income, shareholder’s equity and cash flows of Ever-glory International Group, Inc., and Subsidiaries for the year then ended.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
March 31, 2009